CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DCAP GROUP, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

DCAP GROUP, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST:  The name of the Company is DCAP Group, Inc.  The Company was originally incorporated pursuant to the General Corporation Law of the State of Delaware on the 25th day of August, 1961 under the name Executive House, Inc.

SECOND:  The Certificate of Incorporation of the Company is hereby amended to change the corporate name of the Company.

THIRD:  Article FIRST of the Certificate of Incorporation of the Company is hereby amended to read in its entirety as follows:

“FIRST:  The name of the Corporation is Kingstone Companies, Inc.”

 FOURTH:  The amendment was duly adopted pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed by the President of the Company on this 1st day of July, 2009.

DCAP GROUP, INC.

By:	/s/ Barry B. Goldstein
Barry B. Goldstein
President